Exhibit 4.4

LSI CORPORATION

2003 EQUITY INCENTIVE PLAN

OPTION AGREEMENT

Avago Technologies Limited, a company organized under the laws of Singapore (the “Company”), pursuant to the LSI Corporation 2003 Equity Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the holder (“Participant”) listed in Section A (the “Grant Summary”) of the Online Grant Acceptance page (the “Grant Acceptance Page”) of the Company’s Stock Option Plan website administered by Morgan Stanley Smith Barney (the “Plan Website”) to which this Option Agreement (this “Agreement”) is posted, an option to purchase the number of ordinary shares, no par value, of the Company (“Shares”), set forth in the Grant Summary (the “Option”). This Option is subject to all of the terms and conditions set forth in this Agreement, the special provisions for Participant’s country of residence, if any, attached hereto as Exhibit A, the Plan and the Plan Website, each of which is incorporated herein by reference.

BY ACCEPTING THIS OPTION, PARTICIPANT CONSENTS TO THE USE AND SHARING

OF PARTICIPANT’S PERSONAL DATA AS SET FORTH IN THE APPLICABLE

PROVISIONS IN EXHIBIT A

ARTICLE 1.

GENERAL

1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan.

1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE 2.

GRANT OF OPTION

2.1 Grant of Option. In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Summary (the “Grant Date”), the Company grants to Participant the Option to purchase any part or all of an aggregate of the number of Shares set forth in the Grant Summary, upon the terms and conditions set forth in the Plan and this Agreement, subject to adjustments as provided in Section 4.3 of the Plan. Unless designated as a Nonqualified Stock Option in the Grant Summary, the Option shall be an Incentive Stock Option to the maximum extent permitted by law.

2.2 Exercise Price. The exercise price of the Shares subject to the Option shall be as set forth in the Grant Summary, without commission or other charge; provided, however, that the price per share of the Shares subject to the Option shall not be less than 100% of the Fair Market Value of a Share on the Grant Date. Notwithstanding the foregoing, if this Option is designated as an Incentive Stock Option and Participant owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the price per share of the Shares subject to the Option shall not be less than 110% of the Fair Market Value of a Share on the Grant Date.

2.3 Consideration to the Company. In consideration of the grant of the Option by the Company, Participant agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

ARTICLE 3.

PERIOD OF EXERCISABILITY

3.1 Commencement of Exercisability.

(a) Subject to Sections 3.2, 3.3, 5.10 and 5.16 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Summary.

(b) No portion of the Option which has not become vested and exercisable at the date of Participant’s Termination of Service shall thereafter become vested and exercisable, except as may be otherwise provided by the Committee or as set forth in a written agreement between the Company and Participant.

(c) Notwithstanding Section 3.1(a) hereof, but subject to Section 3.1(b) hereof, pursuant to Section 9.1 of the Plan, the Option shall become fully vested and exercisable with respect to all Shares covered thereby in the event of a Change in Control, in connection with which the successor corporation does not assume the Option or substitute an equivalent right for the Option. Should the successor corporation assume the Option or substitute an equivalent right, then no such acceleration shall apply.

3.2 Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Summary are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Summary shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof.

3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a) The Expiration Date set forth in the Grant Summary, which shall in no event be more than ten (10) years from the Grant Date if Participant is an Employee or five (5) years from the Grant Date is Participant is not an Employee;

(b) If this Option is designated as an Incentive Stock Option and Participant owned (within the meaning of Section 424(d) of the Code), at the time the Option was granted, more than 10% of the total combined voting power of all classes of shares of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the expiration of five (5) years from the Grant Date;

(c) The expiration of three (3) months from the date of Participant’s Termination of Service, unless such termination occurs by reason of Participant’s death or Disability; or

(d) The expiration of one (1) year from the date of Participant’s Termination of Service by reason of Participant’s death or Disability.

Notwithstanding anything in Sections 3.3(c) and (d) of this agreement to the contrary, in the event the vested portion of this Option is not exercisable on the date of Participant’s Termination of Service because Shares cannot be issued pursuant to Section 4.5(a), (b) or (c) hereof, then the Participant shall be able to exercise this Option, to the extent vested, through the earlier of (i) the time period set forth in Section 3.3(a) hereof or (ii) the later of (X) the time period set forth in Section 3.3(c) or (d), as applicable, or (Y) the end of the thirty-day period, or such other period of time as determined by the Committee, in its sole discretion, measured from the first date the Committee determines that Shares can again be issued upon exercise of this Option in accordance with Sections 4.5(a), (b) and (c) hereof.

3.4 Special Tax Consequences. Participant acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options, including the Option (if applicable), are exercisable for the first time by Participant in any calendar year exceeds $100,000, the Option and such other options shall be Nonqualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. Participant also acknowledges that an Incentive Stock Option exercised more than three (3) months after Participant’s Termination of Service, other than by reason of death or Disability, will be taxed as a Nonqualified Stock Option.

3.5 Tax Indemnity.

(a) The Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and his/her employing company, if different, from and against any liability for or obligation to pay any Tax Obligation) that is attributable to (1) the grant or exercise of, or any benefit derived by the Participant from, the Option, (2) the acquisition by the Participant of the Shares on exercise of the Option, or (3) the disposal of any Shares.

(b) the Option cannot be exercised until the Participant has made such arrangements as the Company may require for the satisfaction of any Tax Obligation that may arise in connection with the exercise of the Option and/or the acquisition of the Shares by the Participant. The Company shall not be required to issue, allot or transfer Shares until the Participant has satisfied this obligation.

ARTICLE 4.

EXERCISE OF OPTION

4.1 Person Eligible to Exercise. During the lifetime of Participant, only Participant may exercise the Option or any portion thereof. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

4.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof.

4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party Committee or other person or entity designated by the Company), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof:

(a) An exercise notice in a form specified by the Committee, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b) The receipt by the Company of full payment for the Shares with respect to which the Option or portion thereof is exercised, including payment of any applicable Tax Obligation, which shall be made by deduction from other compensation payable to Participant or in such other form of consideration permitted under Section 4.4 hereof that is acceptable to the Company;

(c) Any other written representations as may be required in the Committee’s reasonable discretion to evidence compliance with the Securities Act or any other applicable law, rule or regulation; and

(d) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 hereof by any person or persons other than Participant, appropriate proof of the right of such person or persons to exercise the Option.

Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4 Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of Participant:

(a) Cash or check;

(b) With the consent of the Committee, tender previously acquired Shares having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; or

(c) By any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares and to be consistent with the purposes of the Plan (including, without limitation, surrender of Shares otherwise issuable upon exercise of the Option having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof and through the delivery of a notice that Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale).

In addition, Participant also agrees that the Company, in its sole discretion, may pay any exercise price in accordance with this Section 4.4 by (i) withholding Shares otherwise issuable to Participant upon exercise and vesting of the Option, (ii) instructing a broker on Participant’s behalf to sell Shares otherwise issuable to Participant upon exercise and vesting of the Option and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by this Section 4.4 or the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or relating to the Option.

4.5 Conditions to Issuance of Shares. The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such Shares to listing on all stock exchanges on which such Shares are then listed;

(b) The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

(d) The receipt by the Company of full payment for such Shares, including payment of any applicable Tax Obligation, which may be in one or more of the forms of consideration permitted under Section 4.4 hereof; and

(e) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

4.6 Rights as Shareholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a shareholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any Shares purchasable upon the exercise of any part of the Option unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 4.3 of the Plan.

ARTICLE 5.

OTHER PROVISIONS

5.1 Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.

5.2 Whole Shares. The Option may only be exercised for whole Shares.

5.3 Option Not Transferable. Subject to Section 4.1 hereof, the Option may not be sold, pledged, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution, unless and until the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his/her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

5.4 Binding Agreement. Subject to the limitation on the transferability of the Option contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.5 Adjustments Upon Specified Events. The Committee may accelerate the vesting of the Option in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Shares (as defined in the Plan) contemplated by Section 4.3 of the Plan (including, without limitation, an extraordinary cash dividend on such Shares), the Committee shall make such adjustments the Committee deems appropriate in the number of Shares subject to the Option, the exercise price of the Option and the kind of securities that may be issued upon exercise of the Option. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and Sections 4.3 and 9.1 of the Plan.

5.6 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.6, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to Participant shall, if Participant is then deceased, be given to the person entitled to exercise his/her Option pursuant to Section 4.1 hereof by written notice under this Section 5.6. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.7 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.8 Governing Law. The laws of the State of California shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

5.9 Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

5.10 Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of Participant.

5.11 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 5.3 hereof, this Agreement shall be binding upon Participant and his/her heirs, executors, administrators, successors and assigns.

5.12 Notification of Disposition. If this Option is designated as an Incentive Stock Option, Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two (2) years from the Grant Date with respect to such Shares or (b) within one (1) year after the transfer of such Shares to Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

5.13 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.14 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.

5.15 Entire Agreement. The Plan, the Plan Website and this Agreement (including Exhibit A) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. In the event Participant is party to a Management Shareholders Agreement with the Company, the Shares subject to this Option shall not be subject to such Management Shareholders Agreement and the provisions of this Agreement shall supersede any competing provisions of any such Management Shareholders Agreement.

5.16 Section 409A. This Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Plan Website or this Agreement (including Exhibit A), if at any time the Committee determines that the Option (or any portion thereof) may be subject to

Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Plan Website or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for the Option to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

5.17 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to options, as and when exercised pursuant to the terms hereof.

5.18 Exhibit A. The Option shall be subject to any special provisions set forth in Exhibit A for Participant’s country of residence, if any.

If Participant relocates to one of the countries included in Exhibit A during the life of the Option, the special provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

In addition, the Company reserves the right to impose other requirements on the Option and the Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

* * * * *

By selecting the box in Section B of the Grant Acceptance Page acknowledging that Participant has read all of the documents included in Section B, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement, Exhibit A (the special provisions for Participant’s country of residence, if any), and the Plan Website. Participant has reviewed the Agreement, the Plan and the Plan Website in their entirety, including Exhibit A, and fully understands all provisions of this Agreement, the Plan Website and the Plan. Additionally, by selecting the box in Section B of the Grant Acceptance Page acknowledging that Participant has read all the documents included in Section B, Participant agrees that Participant has read, fully understands and agrees to abide by the terms of the Company’s Insider Trading Policy and has read and fully understands the Plan Prospectus and Prospectus Supplement, if applicable, each of which is posted in Section B of the Grant Acceptance Page. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the Plan Website or the Agreement (including Exhibit A).

EXHIBIT A

TO SHARE OPTION AGREEMENT

SPECIAL PROVISIONS FOR OPTIONS

FOR PARTICIPANTS OUTSIDE THE U.S.

This Exhibit A includes special terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to those set forth in the Option Agreement (the “Agreement”) the Plan and the Plan Website and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Exhibit A without definition shall have the meaning ascribed to such term in the Plan or the Agreement, as applicable.

This Exhibit A also includes information relating to exchange control and other issues of which Participant should be aware with respect to his/her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of April 2013. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Option is exercised or Shares acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to the particular situation of Participant, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his/her country may apply to his/her situation. Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to Participant.

AUSTRIA

The following provisions are added as Sections 5.19, 5.20, 5.21 and 5.22 of the Agreement:

5.19 Consumer Protection Information. If the provisions of the Austrian Consumer Protection Act are considered to be applicable to the Agreement and the Plan, Participant may be entitled to revoke Participant’s acceptance of the Agreement under the conditions listed below:

(i) If Participant accepts the Option outside the business premises of the Company or its relevant Subsidiary, Participant may be entitled to revoke Participant’s acceptance of the Agreement, provided the revocation is made within one week after Participant accepts the Agreement.

(ii) The revocation must be in written form to be valid. It is sufficient if Participant returns the Agreement to the Company or the Company’s representative with language which can be understood as Participant’s refusal to conclude or honor the Agreement, provided the revocation is sent within the period discussed above.

5.20 Exchange Control Information. If Participant holds Shares acquired pursuant to the Option under the Plan outside of Austria, Participant must submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of the end of any given calendar quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly reporting obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.

When Participant sells Shares acquired pursuant to the Option under the Plan, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of such month, on or before the fifteenth day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

5.21 Acknowledgment of Nature of Plan and Option. In accepting this Option, Participant acknowledges that:

(a) for labor law purposes, the Option and the Shares subject to the Option are an extraordinary item that does not constitute wages of any kind for services of any kind rendered to the Company or to Participant’s employer, and the award of the Option is outside the scope of Participant’s employment contract, if any;

(b) for labor law purposes, the Option and the Shares subject to the Option are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the employer, its parent, or any Subsidiary or Affiliate of the Company;

(c) the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation;

(d) neither the Option nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Participant any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate;

(e) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(f) if the underlying Shares do not increase in value, the Option will have no value;

(g) if Participant exercises the Option and obtains Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the exercise price of the Option;

(h) in consideration of the grant of the Option hereunder, no claim or entitlement to compensation or damages arises from termination of the Option, and no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of Participant’s employment by the Company or an Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and Participant’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such claim; and

(i) in the event of termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s rights to vest in the Option under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under applicable local laws (e.g., active employment would not include a period of “garden leave” or similar period pursuant to applicable local laws); the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of Participant’s Option.

5.22 Consent to Personal Data Processing and Transfer. By acceptance of this Option, Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, 1 Yishun Avenue 7, Singapore 768923; A3PICs Electronics Development GmbH (to be changed to Avago Technologies Fiber Austria GmbH), Webergasse 18/9, A-1200 Vienna, Austria, Avago Technologies U.S. Inc. and the Company’s other Subsidiaries, c/o 350 W. Trimble Road, San Jose, CA 95131, USA (all together, the “Avago Entities”), hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Avago Entities will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Avago Entities may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, or elsewhere, which Participant separately and expressly consents to, accepting that outside the European Economic Area, data protection laws may not be as protective as within. The third parties currently assisting the Company in the implementation, administration and management of the Plan are the following: Morgan Stanley Smith Barney LLC, 787 Seventh Avenue, New York, New York 10019, USA and 2775 Sand Hill Road, Ste 120, Menlo Park CA 94025, USA; Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, CA 94588, USA; Taleo Corporation, 4140 Dublin Boulevard, Suite 400, Dublin, CA 94568, USA; Google Inc., 1600 Amphitheatre Parkway, Mountain View, CA 94043, USA; Computershare Inc. and Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, USA: Tricor WP Corporate Services Pte. Ltd., 80 Robinson Road #02-00, Singapore 068898; and RBG—Revisions- und BetriebsberatungsgesmbH, Steuerberatungsgesellschaft, Operngasse 23/19, A-1040 Vienna, Austria. However, from time to time and without notice, the Avago Entities may retain additional or different third parties for any of the purposes mentioned, The Participant hereby authorizes the Avago Entities and all such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local H.R. Director; however, withdrawing the consent may affect Participant’s ability to participate in the Plan and receive the benefits intended by this Option. Data will only be held as long as necessary to implement, administer and manage the Participant’s participation in the Plan and any subsequent claims or rights.

CANADA

This provision supplements Section 2.1 of the Agreement:

By accepting this grant of the Option, the Participant represents and warrants to the Company that Participant’s participation in the Plan is voluntary and that Participant has not been induced to participate by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as applicable.

This provision supplements Section 5.14 of the Agreement:

The Company has granted the Option to the Participant in its sole discretion. The granting of Option does not confer on the Participant any right or entitlement to receive another Option or any other equity-based award at any time in the future or in respect of any future period. In addition, the granting of such Option does not confer on the Participant any right or entitlement to receive compensation in any specific amount for any future period, and does not diminish in any way the Company’s discretion to determine the amount, if any, of the Participant’s compensation. In addition, the Option is not part of the Participant’s base salary or wages and will not be taken into account in determining any other employment-related rights the Participant may have, such as rights to pension or severance pay.

This provision replaces Section 5.9 of the Agreement in its entirety:

5.9 Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, state securities laws and regulations, and all other applicable securities laws. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

CHINA

The following provision replaces Section 3.3(d) of the Agreement in its entirety:

(d) The expiration of six (6) months from the date of Participant’s Termination of Service by reason of Participant’s death or Disability.

This provision supplements Section 4.3(b) of the Agreement:

A Participant exercising an Option may be required to provide evidence that any currency used to pay the exercise price of any Option was acquired and taken out of the jurisdiction in which such Participant resides in accordance with all applicable laws, including foreign exchange control laws and regulations.

Method of Payment. The provisions supplement Section 4.4 of the Agreement.

Participant acknowledges and agrees that the Company shall, on behalf of Participant, sell all Shares issuable to Participant upon exercise of the Option. Participant further agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on Participant’s behalf pursuant to this authorization) and Participant expressly authorize the Company’s designated broker to complete the sale of such Shares. Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay Participant the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant. Participant acknowledges that Participant is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this Agreement.

The following paragraphs are inserted immediately after the last paragraph of the Agreement:

Data Privacy. By acceptance of this Option, Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, the Participant’s employer and the Company’s other Subsidiaries (all together, the “Avago Entities”) hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Avago Entities will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Avago Entities may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, China, or elsewhere, which Participant separately and expressly consents to, accepting that outside China, data protection laws may not be as protective as within. The Participant hereby authorizes the Avago Entities and all such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local H.R. Director; however, withdrawing the consent may affect Participant’s ability to participate in the Plan and receive the benefits intended by this Option. Data will only be held as long as necessary to implement, administer and manage the Participant’s participation in the Plan and any subsequent claims or rights.

Exchange Control Requirements.

Participant understands and agrees that, pursuant to local exchange control requirements, Participant will be required to repatriate the cash proceeds from the sale of the Shares issued upon the exercise of the Option to China. Participant further understands that, under applicable laws, such repatriation of Participant’s cash proceeds may need to be effectuated through a special exchange control account established by the Company or Participant’s employer, and Participant hereby consents and agrees that any proceeds from the sale of any Shares Participant acquires may be transferred to such special account prior to being delivered to Participant. Participant also understands that the Company will deliver the proceeds to Participant as soon as possible, but there may be delays in distributing the funds to Participant due to exchange control requirements in China. Proceeds may be paid to Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to Participant in U.S. dollars, Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to Participant in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

FRANCE

Country-specific terms are provided immediately below and in the LSI Corporation 2003 Equity Incentive Plan French Sub-Plan (the “French Sub-Plan”).

This provision supplements Section 2.1 of the Agreement:

2.1 Grant of Option

•	No Option may be granted (i) during the ten (10) trading sessions preceding and following the date on which the consolidated accounts or the annual accounts of the Company are first released to the public and (ii) during a period (x) starting from the date on which the Board, the Committee or any other corporate bodies or committee thereof become aware of any information which, if released to the public, could significantly affect the Company’s market price and (y) ending at the close of the tenth (10th) trading session following the publication of the information,

•	No Option may be granted less than twenty trading sessions after a coupon giving a right to a dividend or to a capital increase has been detached from the Shares,

This provision supplements Section 2.2 of the Agreement:

2.2 Exercise Price

The exercise price of the Option shall be equal to the Fair Market Value of the Shares on the Grant Date as determined under the terms of the Plan. However, if the Company’s Shares are listed on an established stock exchange or a national market system, and if the Fair Market Value is less than the Average Trading Price (as defined in the French Sub-Plan), then the exercise price of the Option shall automatically be increased to the Average Trading Price.

This provision replaces Section 3.4 and Section 3.5 of the Agreement:

3.5 Tax indemnity

In the event that the Participant does not comply with the requirement set forth in Section 5.19 of the Agreement and transfers Shares acquired pursuant to the exercise of the Option prior to the expiration of the four-year period (save in case of death, invalidity, dismissal or retirement), such Participant shall be liable for all consequences to the Company resulting from such breach and undertakes to indemnify the Company in respect of all amounts payable by the Company in connection with such breach. More generally, the Participant agrees to indemnify and keep indemnified the Company or the Participant’s employer, as the case may be, from and against any liability for and obligation to pay any tax and social charges incurred by the Company or the Participant’s employer, as the case may be.

This provision supplements Section 4.1 of the Agreement:

4.1 In the event of death of the Participant, his/her Option should be exercised within six (6) months following the date of death by the Participant’s estate or by any person who acquired the rights to exercise the Option by inheritance.

This provision replaces Section 5.5 of the Agreement:

5.5 The exercise price of the Option shall be determined on the Grant Date. No adjustments shall be made to the exercise price of the Option, except as otherwise permitted under Article L 225-181 of the French business code (Code de Commerce).

The following provision is added as Section 5.19 of the Agreement:

5.19 The Shares acquired as a result of the exercise of all or part of the Option shall not be transferred by the Participant prior to the date that is the later of (a) the fourth anniversary of the Grant Date and (b) the expiration of each of the transfer restrictions contemplated in the Plan. Notwithstanding the foregoing, the Shares acquired as a result of the exercise of the Option may be transferred upon the occurrence of one of the events referred to under Article 91-bis of appendix II to the French General Tax Code, i.e., the dismissal, retirement forced by an employer once the Participant has accrued his/her pension rights, invalidity (as defined under Article L 341-4 of the Social Security Code) or death of the Participant, provided the Shares that are the subject of the transfer have been held for at least three months as of the date of the dismissal or the retirement forced by the employer, as the case may be.

Terms and Conditions.

Data Privacy.

By acceptance of this Option award, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, 1 Yishun Avenue 7, Singapore 768923; Avago Technologies France SAS, 8 Avenue Hoche, 75008 Paris, France; and Avago Technologies U.S. Inc. and the Company’s other Subsidiaries, c/o 350 W. Trimble Road, San Jose CA 95131, USA (all together, the “Avago Entities”), hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Avago Entities will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Avago Entities may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, or elsewhere, which the Participant separately and expressly consents to, accepting that outside the European Economic Area, data protection laws may not be as protective as within. The third parties currently assisting the Company in the implementation, administration and management of the Plan are the following: Morgan Stanley Smith Barney LLC, 787 Seventh Avenue, New York, New York 10019, USA and 2775 Sand Hill Road, Ste 120, Menlo Park CA 94025, USA; Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, CA 94588, USA; Taleo Corporation, 4140 Dublin Boulevard, Suite 400, Dublin, CA 94568, USA; Google Inc., 1600 Amphitheatre Parkway, Mountain View, CA 94043, USA; Computershare Inc. and Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, USA; Tricor WP Corporate Services Pte. Ltd., 80 Robinson Road #02-00, Singapore 068898; and People Associates SC and Exerasme SAS, 43 Rue Taitbout, Paris 75009, France. However, from time to time and without notice, the Company may retain additional or different third parties for any of the purposes mentioned. The Participant hereby authorizes the Avago Entities and all such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local H.R. Director; however, withdrawing the consent may affect the Participant’s ability to participate in the Plan and receive the benefits intended by this Option award. Data will only be held as long as necessary to implement, administer and manage the Participant’s participation in the Plan and any subsequent claims or rights.

French Language Provision. By accepting this Option, Participant confirms having read and understood the documents relating to the Plan which were provided to Participant in the English language. Participant accepts the terms of those documents accordingly.

French translation: En acceptant ce Contrat vous confirmez ainsi avoir lu et compris les documents relatifs au Plan qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

FINLAND

No country-specific terms apply.

GERMANY

The following paragraph is inserted immediately after the first paragraph of the Notice:

No legal claim for Option Grants: Participant acknowledges and aggress that this Option pursuant to the Plan and this Agreement is a voluntary one-time benefit, and that Participant does not have a legal claim for further Option grants or comparable grants.

This provision replaces Section 2.2 of the Agreement in its entirety:

2.2 Exercise Price. The exercise price of the Shares subject to the Option shall be as set forth in the Grant Summary, without commission or other charge; provided, however, that the price per share of the Shares subject to the Option shall not be less than 100% of the Fair Market Value of a Share on the Grant Date.

This provision replaces Section 3.4 and Section 3.5 of the Agreement in their entireties:

3.4 Tax Indemnity.

(a) The Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and his/her employing company, if different, from and against any liability for or obligation to pay any Tax Obligation (including but not limited to wage tax, solidarity surcharge, church tax or social security contributions) that is attributable to (1) the grant or exercise of, or any benefit derived by the Participant from, the Option, (2) the acquisition by the Participant of the Shares on exercise of the Option, or (3) the disposal of any Shares.

(b) the Option cannot be exercised until the Participant has made such arrangements as the Company may require for the satisfaction of any Tax Obligation that may arise in connection with the exercise of the Option and/or the acquisition of the Shares by the Participant. The Company shall not be required to issue, allot or transfer Shares until the Employee has satisfied this obligation.

The following paragraphs are inserted immediately after the last paragraph of the Agreement:

Consent to Personal Data Processing and Transfer. By acceptance of this Option, Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, 1 Yishun Avenue 7, Singapore 768923; Avago Technologies GmbH, Herrenberger Strasse 130, 71034 Boeblingen, Germany; Avago Technologies Fiber GmbH, Wernerwerkstrasse 2, 93049 Regensburg, Germany; and Avago Technologies U.S. Inc. and the Company’s other Subsidiaries, c/o 350 W. Trimble Road, San Jose CA 95131, USA (all together, the “Avago Entities”), hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Avago Entities will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Avago Entities may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, or elsewhere, which Participant separately and expressly consents to, accepting that outside the European Economic Area, data protection laws may not be as protective as within. The third parties currently assisting the Company in the implementation, administration and management of the Plan are the following: Morgan Stanley Smith Barney LLC, 787 Seventh Avenue, New York, New York 10019, USA and 2775 Sand Hill Road, Ste 120, Menlo Park CA 94025, USA; Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, CA 94588, USA; Taleo Corporation, 4140 Dublin Boulevard, Suite 400, Dublin, CA 94568, USA; Google Inc., 1600 Amphitheatre Parkway, Mountain View, CA 94043, USA; Computershare Inc. and Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, USA; Tricor WP Corporate Services Pte. Ltd., 80 Robinson Road #02-00, Singapore 068898 and ADP Employer Services GmbH, Frankfurter Strasse 227, 63263 Neu Isenberg, Germany. However, from time to time and without notice, the Avago Entities may retain additional or different third parties for any of the purposes mentioned. The Participant hereby authorizes the Avago Entities and all such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local H.R. Director; however, withdrawing the consent may affect Participant’s ability to participate in the Plan and receive the benefits intended by this Option. Data will only be held as long as necessary to implement, administer and manage the Participant’s participation in the Plan and any subsequent claims or rights.

Acknowledgment of Nature of Plan and Option. In accepting this Option, Participant acknowledges that:

(a) for labor law purposes, the Option and the Shares subject to the Option are an extraordinary item that does not constitute wages of any kind for services of any kind rendered to the Company or to Participant’s employer, and the award of the Option is outside the scope of Participant’s employment contract, if any;

(b) for labor law purposes, the Option and the Shares subject to the Option are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the employer, its parent, or any Subsidiary or Affiliate of the Company;

(c) the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation;

(d) neither the Option nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Participant any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate;

(e) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(f) if the underlying Shares do not increase in value, the Option will have no value;

(g) if Participant exercises the Option and obtain Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the exercise price of the Option;

(h) in consideration of the grant of the Option hereunder, no claim or entitlement to compensation or damages arises from termination of the Option, and no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of Participant’s employment by the Company or an Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and Participant’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such claim; and

(i) in the event of termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s rights to vest in the Option under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under applicable local laws (e.g., active employment would not include a period of “garden leave” or similar period pursuant to applicable local laws); the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of Participant’s Option.

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If Participant uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for Participant. In addition, Participant must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, Participant must report on an annual basis if Participant holds Shares that exceed 10% of the total voting capital of the Company.

ITALY

The following provision supplements Section 4.4 of the Agreement:

Method of Payment. Due to local regulatory requirements, Participant understands that Participant will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, Participant understands that the Plan broker shall be instructed to: (i) sell all of the Shares issued upon exercise of the Option; (ii) use the proceeds to pay the exercise price of the Option, brokerage fees and any applicable Tax Obligation; and (iii) remit the balance in cash to Participant. Participant will not be permitted to hold Shares after exercise. Depending upon the development of laws and Participant’s status as a national of a country other than Italy, the Company reserves the right to modify the methods of exercising the Option and in its sole discretion, to permit cash exercises, cashless sell-to-cover exercises or any other method of exercise and payment of Tax Obligation permitted under the Plan.

The following paragraphs are inserted immediately after the last paragraph of the Agreement:

Authorization to Release and Transfer Necessary Personal Information. Participant understands that the Company, the Participant’s employer and the Company’s other Subsidiaries (all together, the “Avago Entities”) may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all Options or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing Participant’s participation in the Plan. Participant is aware that providing the Company with Participant’s Data is necessary for the performance of this Agreement and that Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. Participant understands that the Data may be transferred to, or among, the Avago Entities, affiliates of the Company, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to a broker or other third party with whom Shares acquired pursuant to the vesting of the Option or cash from the sale of such Shares may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. The processing activity, including the transfer of Participant’s personal data abroad, outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. Participant understands that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.

Participant understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that pursuant to art.7 of D.lgs 196/2003, Participant has the right, including but not limited to, access, delete, update, request the rectification of Participant’s Data and cease the Data processing and to object, in whole or in part, on legitimate grounds, to the processing of Participant’s Data, even though they are relevant to the purpose of collection. Furthermore, Participant is aware that Participant’s Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local HR representative.

Plan Document Acknowledgment. In accepting the Option, Participant acknowledges that Participant has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix. Participant further acknowledges that Participant has read and specifically and expressly approves the following paragraphs of the Agreement: Commencement of Exercisability, Expiration of Option, Exercise of Option, Tax Indemnity, Authorization to Release and Transfer Necessary Personal Information, and Acknowledgment of Nature of Plan and Option. Furthermore, Participant, having read and understood the information given on the processing of the Data and being acquainted of the rights set forth in art. 7 of D.lgs. 196/2003, expressly and specifically consents according to art. 23 of D.lgs. 196/2033, the processing of any Participant’s Data as reported in the Plan and the Agreement, including the clause Transfer Necessary Personal Information and further expressly and specifically consents, according to art. 43 and art. 44 of D.lgs. 196/2003 to the transfer of the Data, even sensitive data, in foreign Countries outside the European Union.

Acknowledgment of Nature of Plan and Option. In accepting this Agreement, Participant acknowledges that:

(a) for labor law purposes, the Option and the Shares subject to the Option are an extraordinary item that does not constitute wages of any kind for services of any kind rendered to the Company or to Participant’s employer, and the award of the Option is outside the scope of Participant’s employment contract, if any;

(b) for labor law purposes, the Option and the Shares subject to the Option are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the employer, its parent, or any Subsidiary or Affiliate of the Company;

(c) the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation;

(d) neither the Option nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Participant any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate;

(e) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(f) if the underlying Shares do not increase in value, the Option will have no value;

(g) if Participant exercises the Option and obtain Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the exercise price of the Option;

(h) in consideration of the grant of the Option hereunder, no claim or entitlement to compensation or damages arises from termination of the Option, and no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of Participant’s employment by the Company or an Affiliate (for any reason whatsoever) and Participant irrevocably releases the Company and Participant’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such claim; and

(i) in the event of termination of Participant’s employment (for any reason whatsoever), Participant’s rights to vest in the Option under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under applicable local laws (e.g., active employment would not include a period of “garden leave” or similar period pursuant to applicable local laws); the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of Participant’s Option.

Exchange Control Information. Participant is required to report in Participant’s annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (b) any foreign investments or investments (including proceeds from the sale of the Shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy. Participant is exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on Participant’s behalf.

JAPAN

The following paragraph is inserted immediately after the last paragraph of the Agreement:

Data Privacy. By acceptance of this Option, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, Avago Technologies Japan, Ltd., Nemicon Corporation, Avago Technologies U.S. Inc. and the Company’s other Subsidiaries (all together, the “Avago Entities”) hold personal information for the purpose of managing and administering the Plan (“Data”), including the following: the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor. From time to time, the Company may change the scope of its affiliates that hold, use or process Participant’s personal information or the scope of Participant’s personal information to be held, used or processed by the Company, its affiliates and the Participant’s employer, by providing, or made easily accessible, information about such change to the Participant. The Avago Entities will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Avago Entities may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, Japan or elsewhere. The third parties currently assisting the Company in the implementation, administration and management of the Plan are the following: Morgan Stanley Smith Barney LLC, Symphony BPO Japan Limited, Symphony HRS Sdn Bhd., Workday, Inc., Taleo Corporation, Google Inc., Computershare Inc., Computershare Trust Company, N.A. and Tricor WP Corporate Services Pte. Ltd. However, from time to time and without notice, the Avago Entities may retain additional or different third parties for any of the purposes mentioned. The Participant hereby authorizes the Avago Entities and all such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Participant’s ability to participate in the Plan and receive the benefits intended by this Option award.

MALAYSIA

The following paragraphs are inserted immediately after the last paragraph of the Agreement:

Malaysian Insider Trading Notification. Participant should be aware of the Malaysian insider-trading rules, which may impact Participant’s acquisition or disposal of Shares or rights to Shares under the Plan. Under the Malaysian insider-trading rules, Participant is prohibited from acquiring or selling Shares or rights to Shares (e.g., an Award under the Plan) when Participant is in possession of information which is not generally available and which Participant know or should know will have a material effect on the price of Shares once such information is generally available.

Director Notification Obligation. If Participant is a director of a Malaysian Subsidiary or Affiliate of the Company, Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the relevant Malaysian Subsidiary or Affiliate in writing when Participant receives or disposes of an interest (e.g., an Award under the Plan or Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

MEXICO

The following provision is inserted immediately after the first paragraph of the Agreement:

The foregoing grant of the Option by the Company to Participant is the consequence of the current employment relationship between Participant and the Company or one of its Subsidiaries. This Option shall be a Nonqualified Stock Option.

This provision replaces Section 3.4 and Section 3.5 of the Agreement in their entireties:

Section 3.4 Withholding Obligations. The Company or the Employer (as defined below) shall be entitled, if necessary or otherwise approved by the Company or the Employer to comply with any tax law, to withhold from any amounts due and payable by the Company or the Employer to Participant the amount of any withholding or other tax due with respect to any Shares subject to the Option for which a written notice to exercise the Option has been delivered. Regardless of any action the Company or the Employer takes with respect to any or all Tax Obligations, Participant acknowledges that the ultimate liability for all Tax Obligations is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant acknowledges and agrees that if no withholding is made by the Company or the Employer, Participant will comply with his or her tax obligations in accordance with the laws of the relevant jurisdiction and will provide evidence of such compliance to the Company or the Employer upon request. Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the issuance of Shares upon exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends on such Shares; and (2) do not commit to and are under no obligation to structure the terms of the Option or any aspect of the Option to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction.

The following provision supplements and is inserted as an additional sentence to the end of Section 5.14 of the Agreement:

PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THE GRANT OF THE OPTION DOES NOT FORM PART OF PARTICIPANT’S ENTITLEMENT TO REMUNERATION OR BENEFITS IN TERMS OF HIS OR HER EMPLOYMENT OR CONSULTANCY WITH THE COMPANY OR PARTICIPANT’S EMPLOYER.

The following paragraphs shall be inserted immediately after the last paragraph of the Agreement:

Acknowledgment of Nature of Plan and Option. In accepting this Agreement, Participant acknowledges that:

(a) the award of the Option (and the Shares subject to the Option) the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation in the Plan at any time without any liability to Participant;

(b) Participant’s participation in the Plan shall not create a right to further employment with the Company or its relevant Subsidiaries and shall not interfere with the ability of the Company or its relevant Subsidiaries to terminate Participant’s employment relationship at any time;

(c) the award of the Option (and the Shares subject to the Option) to a Participant hired by a Subsidiary of the Company, does not constitute or imply an employment relationship between Participant and the Company;

(d) for labor law purposes, the Option (and the Shares subject to the Option) are an extraordinary item that does not constitute wages of any kind for services of any kind rendered to the Company or to Participant’s employer (the “Employer”), the Company is solely responsible for the administration of the Plan and Participant’s participation in the Plan and acquisition of Shares does not constitute an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and Participant’s sole employer is the Employer, and the award of the Options is outside the scope of Participant’s employment contract, if any;

(e) for labor law purposes, the Option (and the Shares subject to the Option) are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, its parent, or any Subsidiary or Affiliate of the Company;

(f) the Option (and the Shares subject to the Option) are not intended to replace any pension rights or compensation;

(g) the Company is solely responsible for the administration of the Plan and all decisions with respect to future Options or other equity award grants, if any, will be at the sole discretion of the Company;

(h) Participant is voluntarily participating in the Plan;

(i) neither the Option nor any provision of the Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Participant any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate;

(j) the Plan and the benefits that Participant may derive from participation in the Plan do not establish any rights between Participant and the Company or the Employer, other than those provided in the Plan and this Agreement, and do not form part of the employment conditions, even if Options have been granted repeatedly in the past;

(k) any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment;

(l) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(m) if the underlying Shares do not increase in value, the Option will have no value;

(n) if Participant exercises the Option and acquires Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the exercise price of the Option;

(o) Participant has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement;

(p) in consideration of the grant of the Option hereunder, no claim or entitlement to compensation or damages arises from termination of the Option, and no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from a Termination of Service by the Company, the Employer, any Subsidiary or an Affiliate of the Company (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and the Employer and their respective affiliates, shareholders, officers, agents or legal representatives from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such claim;

(q) in the event of a Termination of Service (whether or not in breach of local labor laws), Participant’s rights to vest in the Option under the Plan, if any, will terminate effective as of the date that Participant is no longer actively providing services to the Company or its Subsidiaries and will not be extended by any notice period mandated under applicable local laws (e.g., active employment would not include a period of “garden leave” or similar period pursuant to applicable local laws); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of Participant’s Option; and

(r) the Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

By signing this Agreement, Participant further acknowledges that Participant has read and specifically and expressly approves the terms and conditions described in the paragraph immediately above, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any parent, Subsidiary or Affiliate are not responsible for any decrease in the value of the Shares underlying the Options.

Data Privacy. By acceptance of this Option, Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, the Participant’s Employer and the Company’s other Subsidiaries (all together, the “Avago Entities”) hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Avago Entities will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Avago Entities may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, Asia, Mexico or elsewhere, which Participant separately and expressly consents to, accepting that outside Mexico, data protection laws may not be as protective as within. The Participant hereby authorizes the Avago Entities and all such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local H.R. Director; however, withdrawing the consent may affect Participant’s ability to participate in the Plan and receive the benefits intended by this Option. Data will only be held as long as necessary to implement, administer and manage the Participant’s participation in the Plan and any subsequent claims or rights.

SINGAPORE

Securities Law Information. The Option award is being made in reliance of section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) for which it is exempt from the prospectus and registration requirements under the SFA.

Director Notification Obligation. If Participant is a director, associate director or shadow director of a Singapore Subsidiary or affiliate of the Company, Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s relvent Singapore Subsidiary or Affiliate in writing when Participant receives an interest (e.g., an Award or Shares) in the Company or any parent, Subsidiary or Affiliate. In addition, Participant must notify the Company’s Singapore Subsidiary or Affiliate when Participant sells Ordinary Shares or shares of any relevant parent, Subsidiary or Affiliate (including when Participant sells Shares issued upon vesting and exercise of the Option). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any parent, Subsidiary or Affiliate. In addition, a notification of Participant’s interests in the Company or any parent, Subsidiary or Affiliate must be made within two days of becoming a director.

SOUTH KOREA

The following paragraph is inserted immediately after the last paragraph of the Agreement:

Exchange Control Information. To remit funds out of Korea to exercise the Option by a cash-exercise method, Participant must obtain a confirmation of the remittance by a foreign exchange bank in Korea. This is an automatic procedure, (i.e., the bank does not need to approve the remittance and the process should not take more than a single day). Participant likely will need to present the bank processing the transaction supporting documentation evidencing the nature of the remittance.

If the Participant realizes US $500,000 or more from the sale of Shares, Korean exchange control laws require the Participant to repatriate the proceeds to Korea within 18 months of the sale.

SWEDEN

No country-specific terms apply.

TAIWAN

The following provisions are added as Sections 5.19 through 5.24, respectively, of the Agreement:

5.19 The Participant should be aware that the tax consequences in connection with the grant of the Option, the exercise of the Option and the disposition of the Shares vary from country to country and are subject to change from time to time and understand that Participant may suffer adverse tax consequences as a result of the grant of the Option and the Participant’s disposition of the Shares. THE EMPLOYEE SHOULD CONSULT A TAX ATTORNEY OR ADVISOR. THE EMPLOYEE REPRESENTS THAT THE EMPLOYEE IS NOT RELYING ON THE COMPANY AND/OR ITS AFFILIATES FOR ANY TAX ADVICE.

5.20 The Participant fully understands that the offer of the Option has not been and will not be registered with or approved by the Financial Supervisory Commission of the Republic of China pursuant to relevant securities laws and regulations and the Option may not be offered or sold within the Republic of China through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Law of the Republic of China that requires a registration or approval of the Financial Supervisory Commission of the Republic of China.

5.21 The Participant acknowledges and agrees that he or she may be required to do certain acts and/or execute certain documents in connection with the grant of the Option, the exercise of the Option and the disposition of the Shares, including but not limited to obtaining foreign exchange approval for remittance of funds and other governmental approvals within the Republic of China. The Participant shall pay his/her own costs and expenses with respect to any event concerning a holder of the Option, or Shares purchased thereby, arising as a result of the Plan.

5.22 By accepting the grant of this Option, the Participant acknowledges and agrees that: (i) the value of the Option is outside the scope of the Participant’s employment contract, if any; (ii) the value of the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (iii) if the underlying Shares do not increase in value, this Option will have no value, and the Company does not guarantee any future value; and (iv) no claim or entitlement to compensation or damages arises if the Option does not increase in value, and the Participant irrevocably releases the Company and its subsidiaries from any such claim that does arise.

5.23 Data Privacy. By acceptance of this Option, Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, the Participant’s employer and the Company’s other Subsidiaries (all together, the “Avago Entities”) hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Company may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, the Republic of China or elsewhere, which Participant separately and expressly consents to, accepting that outside the Republic of China, data protection laws may not be as protective as within. The Participant hereby authorizes the Avago Entities and all such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. Participant may, at any time, review Data, request a copy of it, require any necessary amendments to it, request deletion, or withdraw the consent herein in writing by contacting the Company through its local H.R. Director; however, withdrawing the consent may affect Participant’s ability to participate in the Plan and receive the benefits intended by this Option. Data will only be held as long as necessary to implement, administer and manage the Participant’s participation in the Plan and any subsequent claims or rights.

5.24 The Participant acknowledges that any agreement in connection with the Option is between the Participant and the Company, and that the Participant’s local employer is not a party to such agreements.

5.25 Exchange Control Information. Participant that is Taiwan resident (those who are over 20 years of age and holding a Republic of China citizen’s ID Card, Taiwan Resident Certificate or an Alien Resident Certificate that is valid for a period no less than one year) may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, Participant must submit a foreign exchange transaction form and also provide supporting documentation (including the contracts for such transaction, approval letter, etc.) to the satisfaction of the remitting bank.

If the transaction amount is US$500,000 or more, Participant may be required to provide additional supporting documentation (including the contracts for such transaction, approval letter, etc.) to the satisfaction of the remitting bank. Participant acknowledges that the Participant is advised to consult the Participant’s personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

UNITED KINGDOM

Definitions

The definition of “Termination of Service” in the Plan shall be replaced in its entirety by the following definition:

“Termination of Services” shall mean the Participant’s Termination of Employment.

The following definition of “Termination of Employment” shall be added:

“Termination of Employment” shall mean the time when the employee-employer relationship between the Participant and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where there is a simultaneous reemployment or continuing employment of Participant by the Company or any Subsidiary. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.

Participants

The Agreement as amended pursuant to this Exhibit A forms the rules of the employee share scheme applicable to the United Kingdom based Participants of the Company and any Subsidiaries. Only employees of the Company or any Subsidiary of the Company are eligible to be granted Options or be issued Shares under the Agreement. Other service providers (including consultants or Nonemployee Directors) who are not employees are not eligible to receive Options under the Agreement in the United Kingdom. Accordingly, all references in the Agreement to the Participant’s service or termination of service shall be interpreted as references to the Participant’s employment or Termination of Employment.

This provision replaces Section 3.4 and Section 3.5 of the Agreement in their entireties:

3.4	Special Tax Consequences. In relation to UK based Participants only:

(a) the Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and his/her employing company, if different, from and against any liability for or obligation to pay any Tax Obligation (including, without limitation, any liability for income tax, withholding tax and any other employment related taxes, employee’s national insurance contributions or employer’s national insurance contributions or equivalent social security contributions in any jurisdiction) that is attributable to (1) the grant or exercise of, or any benefit derived by the Participant from, the Option, (2) the acquisition by the Participant of the Shares on exercise of the Option, or (3) the disposal of any Shares.

(b) the Option cannot be exercised until the Participant has made such arrangements as the Company may require for the satisfaction of any Tax Obligation that may arise in connection with the exercise of the Option and/or the acquisition of the Shares by the Participant. The Company shall not be required to issue, allot or transfer Shares until the Employee has satisfied this obligation.

(c) at the discretion of the Company, the Option cannot be exercised until the Participant has entered into an election with the Company (or his/her employer) (as appropriate) in a form approved by the Company and Her Majesty’s Revenue & Customs (a “Joint Election”) under which any liability of the Company and/or the employer for employer’s national insurance contributions arising in respect of the granting, vesting, exercise of or other dealing in the Option, or the acquisition of Shares on exercise of the Option, is transferred to and met by the Participant.

3.5 Tax and National Insurance Contributions Acknowledgment. Participant agrees that if Participant does not pay or Participant’s employer (the “Employer”) or the Company does not withhold from Participant the full amount of all taxes applicable to the taxable income of Participant resulting from the grant of the Option, the vesting and exercise of the Option or the issuance of Shares (the “Tax-Related Items”) that Participant owes due to the vesting of the Option, or the exercise of the Option for consideration, or the receipt of any other benefit in connection with the Option (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by Participant to the Employer, effective 90 days after the Taxable Event. Participant agrees that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to Participant by the Employer, by withholding in Shares issued upon vesting and exercise of the Option or from the cash proceeds from the sale of Shares or by demanding cash or a cheque from Participant. Participant also authorizes the Company to delay the issuance of any Shares to the Participant unless and until the loan is repaid in full.

Notwithstanding the foregoing, if Participant is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Participant is an officer or executive director and Tax-Related Items are not collected from or paid by Participant within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to Participant on which additional income tax and national insurance contributions may be payable. Participant acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Section 4.4 of the Agreement.

References to “withholding tax” or “Tax Obligations” in the Agreement shall include social security contributions including national insurance contributions.

This provision replaces Section 5.14 of the Agreement in its entirety:

5.14 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee of the Company or any of its Subsidiaries and the grant of an Option does not form part of the Participant’s entitlement to remuneration or benefits in terms of his employment with the Company or any Subsidiary.

This provision is added as Section 5.19 of the Agreement:

5.19 Data Privacy. By acceptance of this Option, Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, the Participant’s employer and the Company’s other Subsidiaries (all together, the “Avago Entities”) hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Avago Entities will transfer Data to third parties in the course of its or their business, including for the purpose of assisting the Company in the implementation, administration and management of the Plan. The Avago Entities may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, or elsewhere in the world, which Participant separately and expressly consents to, accepting that outside the European Economic Area, data protection laws may not be as protective as within. The Participant hereby authorizes the Avago Entities and all such third parties to receive, possess, use, retain, process and transfer the Data, in electronic or other form, in the course of the Avago Entities respective businesses, including for the purposes of implementing, administering and managing participation in the Plan, and including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local H.R. Director; however, withdrawing the consent may affect Participant’s ability to participate in the Plan and receive the benefits intended by this Option. Data will only be held as long as necessary to implement, administer and manage the Participant’s participation in the Plan and any subsequent claims or rights.

This provision is added as Section 5.20 of the Agreement:

5.20 Acknowledgment of Nature of Plan and Option. In accepting this Agreement, Participant acknowledges that:

(a) for labor law purposes, the Option and the Shares subject to the Option are an extraordinary item that does not constitute wages of any kind for services of any kind rendered to the Company or to Participant’s Employer, and the award of the Option is outside the scope of Participant’s employment contract, if any;

(b) for labor law purposes, the Option and the Shares subject to the Option are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the employer, its parent, or any Subsidiary or Affiliate of the Company;

(c) the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation;

(d) neither the Option nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Participant any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate;

(e) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(f) if the underlying Shares do not increase in value, the Option will have no value;

(g) if Participant exercises the Option and obtain Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the exercise price of the Option;

(h) in consideration of the grant of the Option hereunder, no claim or entitlement to compensation or damages arises from termination of the Option, and no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of Participant’s employment by the Company or an Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and Participant’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such claim; and

(i) in the event of termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s rights to vest in the Option under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under applicable local laws (e.g., active employment would not include a period of “garden leave” or similar period pursuant to applicable local laws); the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of Participant’s Option.